Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
July 2, 2007	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES
RESULTS FOR FIRST QUARTER OF FISCAL 2008

Strength in Proprietary Products, Seed, and Fertilizer Expand Margins

First Quarter Highlights:

•                  Net income increased 50 percent to $88 million or $1.66 per diluted share

•                  Net sales increased 15 percent to $1,605 million

•                  Fertilizer sales increased 44 percent to $480 million

•                  Seed sales increased 11 percent to $358 million

•                  Sales from proprietary products accounted for 17.2 percent of total seed and chemical revenue

GREELEY, Colo. — July 2, 2007 — UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced financial results for the first quarter of fiscal 2008 that ended on May 27, 2007.

First quarter sales increased by 15 percent to $1,605 million compared to $1,398 million for the same period last year.

Sales of fertilizer in the first quarter increased to $480 million from $334 million in the same period last year.  Sales from acquired businesses contributed approximately $30 million.  Increases in volumes sold and an improvement in per ton selling prices drove the remainder of the difference.  Volume and price growth were due to increased grower demand, mainly as growers switched their planted acreage to corn from soybeans in the Midwest and needed to replenish nutrients in the soil.

First quarter sales of seed increased to $358 million, up 11 percent from the same period last year.  Sales from acquired businesses contributed approximately $28 million.  The remaining increase was due to volume growth in third party and proprietary brands of corn seed, and higher prices due to increased corn acres and increased sales of seed with enhanced traits.  As expected, sales of cotton and soybean seed decreased due to the shift of planted acres from cotton and soybeans.

Sales of chemicals in the first quarter increased to $732 million from $714 million in the same period last year.  Sales from acquired businesses contributed approximately $50 million.  Sales of herbicides increased from last year, primarily due to acquisitions and increased sales of glyphosate herbicides as a result of increased adoption of glyphosate tolerant corn.   Insecticide sales decreased due to the increased adoption of insect resistant corn seed to protect from corn rootworm.  Fungicide sales increased as more applications for general plant health took place.

Gross profit grew to $240 million in the first quarter compared to $186 million for the same period last year.  The increase in gross profit was due to higher fertilizer volumes, better unit margins in fertilizer and seed, an increase in proprietary products sold, and the contributions of acquired businesses.

Selling, general and administrative expenses increased to $99 million in the first quarter of this fiscal year from $89 million for the same period last year.  The increase in expenses was due to the additional expenses related to our acquired businesses, fewer recoveries of accounts previously written off, the lack of the insurance refund received in the first quarter of last fiscal year, and higher incentive compensation expenses commensurate with company performance.

First quarter net income was $88 million or $1.66 per diluted share compared to net income of $58 million or $1.11 per diluted share in the same period last year.

“We are excited about our first quarter and the remainder of fiscal 2008,” said L. Kenny Cordell, UAP Holding Corp.’s president and chief executive officer.  “We have been positioning our company for this robust external environment by expanding our geographic footprint, appropriately investing in strategic assets and strong people, and bringing greater value to our farmers.”

In the first quarter, average trade working capital(1) increased to $466 million on a twelve month trailing average basis.  Average trade working capital as a percentage of sales was 15.2 percent, up from 11.9 percent in fiscal first quarter 2007.  “The success of our growth and acquisition strategy drove an initial increase in average trade working capital,” said David W. Bullock, UAP Holding Corp.’s chief financial officer.  “However, we continue to expect our average trade working capital to improve to ten percent of sales, or better.”

Fiscal 2008 Earnings Per Share Guidance
The company traditionally has more than 75 percent of annual net sales occur in the first and second fiscal quarters of the year.  The company is narrowing its earnings guidance for fiscal 2008 to $1.60 to $1.75 per diluted share.

Revenue Breakout

Net Sales (millions)	Q1 2008	Q1 2007	% Chg

Chemical	$732.0	$714.0	2%
Fertilizer	480.1	334.3	44%
Seed	357.6	321.6	11%
Other	35.3	28.1	25%
Total	$1,605.0	$1,398.0	15%

Conference call information
The company will hold a conference call to discuss fiscal first quarter 2008 results at 5:00 p.m. EDT this afternoon. The call will be webcast live over the Internet from the company’s web site at www.uap.com under “Investor Relations.” Participants should follow the instructions provided on the web site for downloading and installing the necessary audio applications. The conference call also is available by dialing 866-270-6057 (domestic) or 617-213-8891 (international) and entering passcode 44320740.

Following the live conference call, a replay will be available on the Company’s web site. The replay also will be available one hour after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 84952447. The telephonic replay will be available for seven days.

About the company
UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop products in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including chemicals, fertilizer, and seed to farmers, commercial growers, and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom fertilizer blending, seed treatment, inventory management, and custom applications of crop inputs.  United Agri Products maintains a comprehensive network of approximately 370 distribution and storage facilities and three formulation plants, strategically located in major crop-producing areas throughout the United States and Canada.  Additional information can be found on the company’s website, www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995
This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases.  These statements include, but are not limited to, discussions regarding industry outlook, the company’s expectations regarding the performance of its business including the fiscal 2008 earnings per share guidance, its liquidity and capital resources and the other non-historical statements in the discussion and analysis.  These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management.  When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements.  Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the company’s business and weather conditions in its markets, its substantial leverage and restrictions contained in its senior secured credit facility, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds its insurance coverage, its dependence on rebate programs, its ability to build upon its distribution network through ongoing acquisitions, and other risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on April 26, 2007, and in the other documents the company files with the Securities and Exchange Commission from time to time.

-Financial Tables Follow

UAP HOLDING CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
UNAUDITED

	May 27, 2007	February 25, 2007	May 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$13,049	$19,506	$29,800
Receivables, less allowance for doubtful accounts of $20,840, $15,735, and $14,634	1,280,852	338,229	1,131,516
Inventories	793,749	883,033	714,215
Deferred income taxes	27,887	28,046	21,546
Vendor prepay	10,558	64,700	9,833
Other current assets	10,116	8,547	5,642
Total current assets	2,136,211	1,342,061	1,912,552
Property, plant and equipment	154,575	145,455	119,264
Less accumulated depreciation	(38,204)	(35,234)	(26,793)
Property, plant and equipment, net	116,371	110,221	92,471
Intangible assets, net	48,259	50,076	26,255
Goodwill	45,581	45,138	35,551
Deferred income taxes	5,321	4,448	8,674
Debt issue costs, net	5,144	5,445	15,957
Other assets	1,766	1,797	1,715
Total assets	$2,358,653	$1,559,186	$2,093,175

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,434,026	$926,632	$1,408,791
Short-term debt	313,278	184,739	133,784
Income taxes payable	37,357	—	24,901
Accrued payroll and related liabilities	27,733	5,820	26,675
Deferred income taxes	2,214	2,200	1,496
Other accrued liabilities	93,441	72,631	89,514
Total current liabilities	1,908,049	1,192,022	1,685,161
Long-term debt	171,953	172,390	175,347
Deferred income taxes	17,097	17,953	19,152
Other non-current liabilities	9,585	6,567	1,854
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 51,534,193, 51,194,620, and 50,967,958 issued and outstanding, respectively	52	51	51
Management stock — rabbi trust	—	—	1,978
Additional paid-in capital	143,577	138,569	121,661
Retained earnings	102,642	27,801	81,377
Accumulated other comprehensive income	5,698	3,833	6,594
Stockholders’ equity	251,969	170,254	211,661
Total liabilities and stockholders’ equity	$2,358,653	$1,559,186	$2,093,175

UAP HOLDING CORP.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except share data)
UNAUDITED

	Thirteen Weeks Ended
	May 27, 2007	May 28, 2006
Net sales	$1,605,018	$1,398,023
Cost of goods sold	1,365,017	1,212,374
Gross profit	240,001	185,649
Selling, general and administrative expenses	98,973	88,974
Royalties, service charges and other (income) and expenses	(9,298)	(7,348)
Operating income	150,326	104,023
Interest expense, net	7,996	8,289
Finance related and other charges	—	482
Income before income taxes	142,330	95,252
Income tax expense	54,647	36,936
Net income	$87,683	$58,316
Earnings per share:
Basic	$1.71	$1.15
Diluted	$1.66	$1.11
Cash dividends declared per share of common stock	$0.2250	$0.1875
Weighted average shares outstanding:
Basic	51,425,987	50,851,510
Diluted	52,759,521	52,370,178

UAP HOLDING CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
UNAUDITED

	Thirteen Weeks Ended
	May 27, 2007	May 28, 2006
Operations
Net income	$87,683	$58,316
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	3,080	2,876
Stock compensation	1,762	836
Amortization of intangibles	1,817	433
Deferred taxes (benefit)	(1,869)	646
Accretion of discount on notes	—	2,792
Other	(1,608)	850
Change in operating assets and liabilities, net of effects of acquisitions:
Increase in receivables, net	(940,287)	(807,871)
Increase in current liabilities and non-current liabilities	587,676	603,886
Decrease in inventory	90,001	31,884
Decrease in other operating assets and liabilities	53,657	63,457
Net cash used for operations	(118,088)	(41,895)
Investing
Additions to property, plant and equipment	(8,756)	(6,703)
Additions to purchase price of previous acquisitions	(4,294)	—
Proceeds from sales of assets	44	7,542
Acquisition of business, net of cash acquired	—	(13,627)
Net cash used for investing	(13,006)	(12,788)
Financing
Net borrowings on revolving line of credit	128,483	—
Dividends paid	(9,599)	(9,528)
Excess income tax benefits from stock based compensation arrangements	4,418	1,572
Checks not yet presented	1,531	12,906
Other	107	123
Net cash provided by financing	124,940	5,073
Net effect of exchange rates on cash and cash equivalents	(303)	242
Net change in cash and cash equivalents	(6,457)	(49,368)
Cash and cash equivalents at beginning of period	19,506	79,168
Cash and cash equivalents at end of period	$13,049	$29,800
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$7,946	$662
Cash paid during the period for income taxes	$250	$1,251
Dividends declared but not yet paid	$11,595	$9,545

Reconciliations of Non-GAAP Financial Measures to GAAP Financial Measures

(1) The following tables reconcile the difference between working capital, as determined under GAAP, trade working capital, and average trade working capital.

UAP Holding Corp.

(in thousands)

(unaudited)

(1) Working Capital Reconciliation to
Trade Working Capital	May 27, 2007	May 28, 2006

Working capital	$228,162	$227,391

Adjustments:
Subtract cash and cash equivalents	13,049	29,800
Add back short-term debt	313,278	133,784
Trade working capital	$528,391	$331,375

Trade working capital detail:
Receivables, less allowance for doubtful accounts	$1,280,852	$1,131,516
Inventories	793,749	714,215
Deferred income taxes	27,887	21,546
Vendor prepay	10,558	9,833
Other current assets	10,116	5,642
Subtotal	2,123,162	1,882,752

Accounts payable	1,434,026	1,408,791
Other accrued liabilities, including accrued payroll and related liabilities	121,174	116,189
Income taxes payable	37,357	24,901
Deferred income taxes	2,214	1,496
Subtotal	1,594,771	1,551,377
Trade working capital	$528,391	$331,375

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
(1) Average Trade Working Capital (a)	May 27, 2007	May 28, 2006
Accounts receivable, net	$772,857	$665,284
Inventories	718,286	628,267
Prepaid expense (b)	60,012	71,737
Sub-total	1,551,155	1,365,288

Advances on sales	113,684	114,395
Trade payables	878,382	804,008
Sub-total accounts payable	992,066	918,403
Accrued expenses (c)	93,308	117,299
Sub-total	1,085,374	1,035,702

Average trade working capital	$465,781	$329,586

Change in average trade working capital	$136,195

(a)             Trailing 12 month average for each period.

(b)            Includes deferred income taxes, vendor prepay, and other current assets

(c)             Includesother accrued liabilities, income taxes payable, accrued payroll and related liabilities, and deferred income taxes

The press release furnished herewith uses the non-GAAP financial measures of trade working capital and average trade working capital. We believe that trade working capital and average trade working capital help reflect our ongoing performance and business operations during the periods presented and are useful to investors for comparative purposes. In addition, management uses these financial measures in internal reporting, in its budgeting and long-range planning processes, and in determining performance-based compensation.

The presentation of trade working capital and average trade working capital is intended to supplement investors’ understanding of our operating performance. These non-GAAP financial measures may not be comparable to similar measures used by other companies.  Furthermore, these non-GAAP financial measures are not intended to replace net income, cash flows, financial position, or comprehensive income, as determined in accordance with accounting principles generally accepted in the United States.

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CONTACT
UAP Holding Corp.
Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.
+1-970-356-4400